UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Securities Exchange Act of 1934

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THE WILLIAMS COMPANIES, INC.
(Name of the Registrant as Specified in its Charter)
CORVEX MANAGEMENT LP
KEITH MEISTER
CORVEX MASTER FUND, LP
CORVEX GP LP
MATTHEW AILEY
JAMES H. GEMMEL
MICHAEL GOLDBERG
MALCOLM LEVINE
KEITH NUNZIATA
RIZWAN SABAR
KEITH SCHAITKIN
BENJAMIN SILVER
ERIC VANDEVORDE
 (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On September 9, 2016, Keith Meister, Managing Partner of Corvex Management LP (“Corvex”), was interviewed on CNBC (the “CNBC Interview”) and stated that The Williams Companies, Inc. (the “Issuer”) should seriously consider merger proposals from companies such as Enterprise Products Partners L.P. in addition to considering options for continuing as a stand-alone company.  A transcript of the CNBC Interview is attached hereto as Exhibit 1 and is incorporated herein by reference.

Exhibits

Exhibit 1	Transcript of CNBC Interview of Keith Meister.

Exhibit 1
The following is a transcription of Keith Meister’s interview with Scott Wapner of CNBC on September 9, 2016:
Scott Wapner (SW):     Please welcome back.  It’s nice to have you on today.
Keith Meister (KM):    Hi Scott.  Thanks for having me.
SW:	You bet. So Enterprise says it tried to engage with Williams, that Williams gave the company the Heisman. Williams says “No, that’s not true. We were considering, actively considering the bid.” Who do you believe today?
KM:	Well, I’ve been one of the largest shareholders of Williams for about five years. I served on the board for over a year and a half. I resigned from the board in late June with the view that I didn’t think it was the right management of the company and right leadership of the board and that I could be more effective from outside the board. So I’m very skeptical of this board. I’ve said publicly that I don’t think it’s the right people. I don’t think it’s the A-team on the board, and Williams deserves to have an A-team. And I’m having a proxy fight that’s about good governance, that’s about Williams having the best nine, best twelve, best thirteen, whatever the number is . . . the best people to represent shareholders, because things like Enterprise will come up and you need to have a board that’s qualified to respond.
SW:	Are you saying that, you sound skeptical that you believe that Williams engaged in any way, shape or form with Enterprise as it says it did.
KM:	Look, I don’t know what happened. I’m skeptical that there was constructive engagement, but the facts are the facts. Enterprise is a world-class company with a pristine reputation, who put out a public press release saying they made multiple proposals. And because of a lack of engagement, and because of no actionable path forward, Williams shareholders are denied a potentially wonderful opportunity. I haven’t prejudged that it’s a great opportunity, but it very well may be. This is an industry where scale, cost-of-capital, synergies, management expertise, all makes tremendous sense. Enterprise is a company with all of that. The combination of Enterprise and Williams has very, very complimentary, as opposed to competitive, assets. So as I think of where the world is going, if you look at the success of the Spectra/Enbridge merger this week, these companies are building multi-billion dollar needed infrastructure projects, where you need an investment grade balance sheet and you get rewarded for taking those cash flows and passing them on to your shareholders or unit holders in the form of dividends.
Enterprise has a strong balance sheet and is in a very healthy place.  Williams, because of some strategic missteps over the last five years, is offsides.  Williams can work on its own for many, many years to get back to the right place... maybe that's a path... or maybe they can get more value engaging with Enterprise today and getting back onsides more quickly and having more opportunity to access more capital to invest in itself and grow.
SW:	Are you concerned that Enterprise was trying to get Williams on the cheap? I mean there’s reports that they were trying to get a less than 10% premium. Does that jive with you? I mean, do you like those terms?

KM:	So I don’t know anything about the specifics of the terms, and to me, it’s not about who’s buying who and what the terms are. Look, the Williams board should get the best deal possible for Williams shareholders, and I’m all for that. I’m not an Enterprise shareholder, I’m a Williams shareholder. But if you step back for a second . . . . If you combine A plus B, one and one, I think you get more than two. The combined companies have $10 billion of EBITDA. Today, Williams has to retain their share of that EBITDA and pay down debt. Together those combined companies could pass all those cash flows on as predictable, reliable growing dividends to unit holders. I think the world would like that. So what I would suggest the company do is engage and figure out, whether it’s a merger of equals, whether it’s a purchase, whatever the form is . . . figure out how you can work together to get the best deal possible and have two options to present to your shareholders. This deal or status quo.
So, am I surprised?  No.  I do not believe that the six legacy incumbent directors of Williams are the right people to engage in this kind of analysis.  And when they say they were surprised, just think about that.  They are surprised that the other guy wants to buy.  It was a failed process.  Now the good news is – I want to focus on the positive, and one of the reasons why I came on this show today is to share what I intend to do.
SW:	And I was going to ask you that next anyway, so let’s hear.
KM:	Right. So my goal on Monday is to send an open letter to the new directors. Because while I don’t know Scott Sheffield or Steve Bergstrom or Bill Spence well . . . . I actually met Steve Bergstrom for the first time coincidentally yesterday. We had a very good, constructive conversation. I hope the first of many, and I’ll keep the specifics of that between us. There are three new directors, and even though I don’t know them well, they have the reputations, the experience, and the qualifications that I believe are appropriate to be on the board of a $50 billion company like Williams.
So, the first thing I would say to them is guys, thank you for joining.  As a shareholder, I’m thrilled to have you.  We used to have six great directors, who stepped down.  Now, we have three new great directors I hope.  The six directors who stepped down stepped down because we didn’t have the power to effect change.  I believe the three new directors, with me out there with a proxy contest for November 23rd, have tremendous power.  You guys didn’t sign up for this, my guess is you didn’t realize what you were signing up for.  Had you reached out to me, or other directors, or the advisors, you probably would have learned lots of this…but that’s water under the bridge.  You are now on the board.  There’s 750 million shares outstanding.  These shareholders are all counting on you and looking at you for leadership.  And you guys have great reputations, you lead great companies, and I believe you have lots of power here.  You may say “hey, we’re new, we’re just getting up to speed” and try to have a cop out, but unfortunately, we’re counting on you guys, you can’t do that.  So what I’m going to do is reach out to the three new directors and beg for their help on behalf of all shareholders.  And what I’m going to ask them to do, is do a lot like what Frank MacInnis and Laura Sugg did on behalf of shareholders a year and a half ago when Energy Transfer first approached Williams.  To get informed, to go meet with our shareholders.  Do a road show.  Meet with the shareholders.  Hear their opinions.  Get informed.  Reach out.  Get your own investment bankers.  Meet with those investment bankers without management present.  So I’d suggest they form their own strategic review committee, and Scott, Steve, Bill, we’re counting on you.  You didn’t want to have to do the work, but now you do, and your reputations are at risk, and we know you’ll do the right thing.

Hire independent advisors.  Barclays and Lazard represented the company the last time.  They did a great job.  You’ve got to move quickly – they have two years of knowledge.  Reach out to them.  They have a tail on their fee arrangement, I’m certain – that’s what standard industry is.  They get paid anyway.  Call them.  Say help us, get us up to speed.  Talk to Cravath, the lawyers.  Do this without management present.  Come meet with shareholders.  Get informed.  And then I’m confident that you’ll see the value and say to Enterprise, hey, we’re willing to talk.  We’re willing to do a deal if it makes sense.  Give us a little time, not a lot of time, to get up to speed, and you’re going to be dealing with Scott, Steve, and Bill.  And we’re going to come back to you.  And there will be a deal to be done if it’s what makes sense for Williams shareholders.  I’m confident that this creates a lot more value than status quo.
SW:	So you’ll run a proxy, you may run a proxy fight, or you are running one. You may, it sounds like you are going to give these three new board members a chance to prove themselves before you make a decision to take control of the entire board…try and throw the whole board overboard and take control of the whole thing.
KM:	Yeah look, I have no reason to believe that Scott Sheffield or Steve Bergstrom or Bill Spence are not capable of being world-class directors here. And I’m actually more hopeful than any that they are. I want them to step up, form a strategic review committee, and drive this process. Either way, on November 23rd, I’m going to have a proxy contest about getting more people that look like Scott, Steve, and Bill on the board, and having a company with world-class directors that can help make world-class assets have their true potential. My proxy is about good governance, but the Enterprise engagement shows that there’s a flaw here. And as much as I don’t want to be doing this – maybe I was in too deep for too long – I know what happened last time. I know, despite what Williams says in its press releases, my opinion, my beliefs, the other six directors don’t care about doing what is in the best interest of shareholders per se. Right, and I don’t buy that. That’s why me and six other people stepped off the board. But, that’s water under the bridge.
We have a great opportunity.  I’m so thankful Enterprise went public yesterday because who cares who is right or wrong.  Clearly, Enterprise and Williams weren’t talking well to each other.  Enterprise and Williams shareholders can both benefit from them talking well to each other in the future.  Scott, Steve, and Bill can fix this, and shareholders are counting on you guys.
So, my request would be this.  Get advisors, form a committee, tell Enterprise you are doing the work, tell Enterprise when you are up to speed.  You’re excited to engage.  And then, have a debate with shareholders, and I’m thrilled to have a debate with you privately.  Scott, I’m thrilled to go on your show with them and debate and go through the merits of why a deal with Enterprise can create more value than the status quo.  But we shouldn’t be doing this in public.  They should be doing it in private.  They should do it in private and in a manner that gets the best deal for Williams shareholders.

SW:	We invited the CEO on to join us – with you, or after you, before you, whatever. They declined our invitation. I just wanted to at least get that out there. Is there under any scenario, Keith, where you could envision yourself going back on the board? Did you feel like you lost any leverage by leaving the board in the first place?
KM:	Look, I will tell you I have no intention…there is no scenario whereby either myself or anyone else at Corvex would intend to go back on the board for any meaningful period of time. Period. But, we believe there are enough high-quality people, who aren’t about Corvex or any other shareholder, but about all of Williams shareholders who can represent this company and do the right thing. We just don’t think the six legacy Williams directors, by credentials, are those people. The three new directors – they have those credentials. Let’s let them lead this charge, not have to wait until November 23rd. On November 23rd, we’ll augment them with a handful of new, additional qualified directors. But, we had six great directors a year and a half ago. Frank MacInnis, Laura Sugg – they went out, they engaged. They didn’t want to sell Williams. They met with shareholders. They heard that there was value to combination. A combination is not necessarily about a sale. These are stock deals, there are synergies. Value gets shared. So, let’s do what’s right for Williams shareholders. And I think when you engage in that, there is a transaction with Enterprise that’s better than having a standalone Williams with a non-investment grade balance sheet that’s having to retain earnings and not pay dividends to pay for past cycle mistakes.
SW:	I’ve got to run in a second, Keith, but stock’s at $30. Let’s call it thirty even. What’s a fair price for this deal, if it can get done? What’s a number in your head that you say, that makes sense?
KM:	To me, this isn’t about price. This is about, obviously, ultimately the boards have to come to that determination. It’s about engaging and figuring out if there’s a way to combine these two businesses that creates short term, medium term, and long term value for shareholders. I think there is, and I am confident that if Scott, Steve, and Bill take the charge, engage advisors like Barclays and Lazard that are up to speed, work independent of management, and drive, and frankly, do more than they signed up for – but they have to because their reputations are on the line – there’s going to be a deal that creates a lot of value for everyone.
SW:	Keith, I appreciate the time as always.
KM:	Thank you.

IMPORTANT INFORMATION:

In connection with their intended proxy solicitation, Corvex Management LP and/or certain of its affiliates intend to file a proxy statement with the Securities and Exchange Commission to solicit stockholders of The Williams Companies, Inc. (the “Issuer”).

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CORVEX MANAGEMENT LP AND/OR ITS AFFILIATES FROM THE STOCKHOLDERS OF THE WILLIAMS COMPANIES, INC. FOR USE AT ITS 2016 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE WILLIAMS COMPANIES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTPS://WWW.SEC.GOV.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Corvex Management LP, Keith Meister, Corvex Master Fund, LP, Corvex GP LP, and the nominees for election as directors of the Issuer (the “Corvex Nominees”), who, in addition to Keith Meister, include: Matthew Ailey, James H. Gemmel, Michael Goldberg, Malcolm Levine, Keith Nunziata, Rizwan Sabar, Keith Schaitkin, Benjamin Silver and Eric VandeVorde. Certain of these persons hold direct or indirect interests in securities of the Issuer as follows: Corvex Management LP and Keith Meister beneficially own 23,177,357 shares of common stock of the Issuer; Corvex Master Fund, LP is the record or street name holder of 14,458,547 shares of common stock of the Issuer; James H. Gemmel is the beneficial or street name owner of 633 shares of common stock of the Issuer; each of the Corvex Nominees has an interest in being nominated and elected as a director of the Issuer but no Corvex Nominee other than Keith Meister and James H. Gemmel beneficially owns any shares of common stock of the Issuer.